EXHIBIT 99.1

BBSI Announces Board Approval of Planned Four-For-One Stock Split, Pending Stockholder Approval of an Increase in Authorized Shares of Common Stock

VANCOUVER, Wash., Apr. 10, 2024 (GLOBE NEWSWIRE) – Barrett Business Services, Inc. (“BBSI” or the “Company”) (NASDAQ: BBSI), a leading provider of business management solutions, today announced that its board of directors has approved a future four-for-one split of the Company’s common stock in the form of a stock dividend.

“We believe this stock split will improve the overall trading efficiency of our stock and make our shares more accessible to a wider range of potential shareholders,” said Gary Kramer, BBSI’s CEO. “This split comes at a time when our stock is experiencing all-time highs due to our strength in earnings and improved market position.”

The planned stock split is subject to stockholder approval of an amendment to the Company's charter to increase the number of authorized shares of common stock from 20,500,000 to 82,000,000, which is proportionate to the anticipated future increase in the number of issued shares of common stock following the planned four-for-one stock split. The charter amendment will be submitted for stockholder approval at the upcoming annual meeting on June 3, 2024. Following stockholder approval, the Company plans to announce the timing of the stock split and declare the stock dividend.

About BBSI

BBSI (NASDAQ: BBSI) is a leading provider of business management solutions, combining human resource outsourcing and professional management consulting to create a unique operational platform that differentiates it from competitors. The company’s integrated platform is built upon expertise in payroll processing, employee benefits, workers’ compensation coverage, risk management and workplace safety programs, and human resource administration. BBSI’s partnerships help businesses of all sizes improve the efficiency of their operations. The company works with more than 7,500 clients across all lines of business and is licensed to operate in all 50 states. For more information, please visit www.bbsi.com.

Important Information and Where You Can Find it

This press release may be deemed to be solicitation material in respect of a charter amendment and other matters to be considered at the 2024 annual meeting. In connection with the annual meeting, the Company will file with the Securities and Exchange Commission (“SEC”) and furnish to the Company’s stockholders a proxy statement and other relevant soliciting materials, including important information about the planned stock split and other matters. BEFORE MAKING ANY VOTING DECISION, THE COMPANY’S STOCKHOLDERS ARE URGED TO READ, WHEN AVAILABLE, THE DEFINITIVE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC IN CONNECTION WITH THE COMPANY’S 2024 ANNUAL MEETING, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY’S 2024 ANNUAL MEETING. The Company’s stockholders will be able to obtain a free copy of documents filed with the SEC regarding the annual meeting at the SEC’s website at http://www.sec.gov, the Company’s website at https://ir.bbsi.com, or by telephone at 1-800-494-5669.

Participants in the Solicitation

The directors and executive officers of the Company may be deemed “participants” in the solicitation of proxies from stockholders in connection with the matters to be considered at the Company’s 2024 annual meeting. Information regarding the directors and executive officers, including information about their respective interests in the Company by security holdings or otherwise, will be set forth in the Company’s definitive proxy statement for the 2024 annual meeting when it is filed with the SEC.

Investor Relations:

Gateway Group, Inc.

Cody Slach

Tel 1-949-574-3860

BBSI@gateway-grp.com